Exhibit 99.1

FOR IMMEDIATE RELEASE

June 12, 2020

sorrento Announces full repayment of outstanding term loanS

SAN DIEGO, June 12, 2020 /GlobeNewswire/ -- Sorrento Therapeutics, Inc. (Nasdaq: SRNE, "Sorrento") today announced that it prepaid in full its outstanding term loans on June 12, 2020.

The prepaid debt, comprised of an initial $100 million term loan and an additional $20 million term loan from certain funds affiliated with Oaktree Capital Management, L.P., was obtained pursuant to a Term Loan Agreement entered into in November 2018.

About Sorrento Therapeutics, Inc.

Sorrento is a clinical stage, antibody-centric, biopharmaceutical company developing new therapies to treat cancers. Sorrento's multimodal multipronged approach to fighting cancer is made possible by its extensive immuno-oncology platforms, including key assets such as fully human antibodies (“G-MAB™ library”), clinical stage immuno-cellular therapies (“CAR-T”, “DAR-T”), antibody-drug conjugates (“ADC”), and clinical stage oncolytic virus (“Seprehvir®”). Sorrento is also developing potential antiviral therapies and vaccines against coronaviruses, including COVIDTRAP™, ACE-MAB™, COVI-MAB™, COVI-GUARD™, COVI-SHIELD™ and COVI-KILLER™.

Sorrento's commitment to Saving-LifeTM and Improving-LifeTM medicine and therapy for patients is also demonstrated by our effort to advance a first-in-class (TRPV1 agonist) non-opioid pain management small molecule, resiniferatoxin (“RTX”), and ZTlido® (lidocaine topical system) 1.8% for the treatment of post-herpetic neuralgia. Resiniferatoxin is completing a phase IB trial for intractable pain associated with cancer and a phase 1B trial in osteoarthritis patients. ZTlido® was approved by the FDA on February 28, 2018.

For more information visit www.sorrentotherapeutics.com

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Media and Investor Relations

Contact: Alexis Nahama, DVM (SVP Corporate Development)

Telephone: 1.858.203.4120

Email: mediarelations@sorrentotherapeutics.com

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Sorrento® and the Sorrento logo are registered trademarks of Sorrento Therapeutics, Inc.

G-MAB™, COVI-GUARD™, COVI-SHIELD™, COVIDTRAP™, ACE-MAB™, COVI-KILLER™ and COVI-CELL™, Saving-LifeTM and Improving-LifeTM are trademarks of Sorrento Therapeutics, Inc.

ZTlido® is a trademark owned by Scilex Pharmaceuticals Inc.

Seprehvir® is a registered trademark of Virttu Biologics Limited, a wholly-owned subsidiary of TNK Therapeutics, Inc. and part of the group of companies owned by Sorrento Therapeutics, Inc.

All other trademarks are the property of their respective owners.

© 2020 Sorrento Therapeutics, Inc. All Rights Reserved.

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